Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	nLight Photonics Corporation
Number of Shares:	100,408
Class of Stock:	Series E Preferred
Initial Exercise Price:	$1.4939 per share
Issue Date:	March 13, 2014
Expiration Date:	March 13, 2024

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, SQUARE 1 BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1                               Method of Exercise.  Holder may exercise this warrant during the term hereof by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2                               Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time during the term hereof convert this warrant, in whole or in part, into a number of Shares (rounded to the nearest whole Share) determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3                               Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the average closing price of the Shares (or the average closing price of the Company’s stock into which the Shares are convertible) reported for the five (5) trading days immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4                               Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5                               Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6                               Acquisition of the Company.

1.6.1                     “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided, that the foregoing shall not include any privately-placed sale of stock of the Company exclusively for capital raising purposes where the consideration received by the Company is solely cash, the cancellation or conversion of indebtedness, or a combination of both.

1.6.2                     Acquisition.  Subject to Section 1.6.3 below, upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.

1.6.3                     Acquisition for Cash and/or Publicly Traded Securities.  Notwithstanding the provisions of Section 1.6.2 above, in the event of an Acquisition in which the consideration consists of cash or Publicly Traded Securities, or a combination of cash and Publicly Traded Securities, then, if required by the acquiring company and by the Company in a written notice to Holder, at least three Business Days prior to the record date for such Acquisition, this Warrant shall be deemed to have been automatically exercised on the record date for such an Acquisition in accordance with Section 1.2, and thereafter the Holder shall participate in the Acquisition as a holder of the Shares on the same terms as other holders of the same class of securities of the Company; provided that if the Acquisition does not close, then this Warrant shall not be deemed to have been exercised and this Warrant shall continue in full force and effect. As used herein, “Publicly Traded Securities” means securities issued by a corporation whose equity securities are traded on Nasdaq, NYSE or AMEX.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Restated Certificate”), upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4                               Adjustments for Diluting Issuances.  In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Restated Certificate, as in effect at such time, that apply to Diluting Issuances as if the Shares were outstanding the date of such Diluting Issuance (subject to any condition, exceptions or waivers with respect to any Diluting Issuance as set forth in the Restated Certificate).

2.5                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6                               Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)                                 The initial Warrant Price referenced on the first page of this warrant is the price per share paid by investors in the Company’s most recent preferred stock financing for the shares of the Company’s Series E preferred stock prior to the Issue Date.

(b)                                 All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this warrant as Appendix 2 is true and complete as of the Issue Date.

3.2                               Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) effecting any reclassification or recapitalization of common stock; or (c) an Acquisition or liquidation, dissolution or winding up.

3.3                               Information Rights.  So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4                               Registration Under Securities Act of 1933, as amended.  Upon amendment of the Fifth Amended and Restated Investors’ Rights Agreement among the Company and other persons dated as of February 25, 2011 (the “Rights Agreement”) to add Holder as a party as a “Holder” to the Rights Agreement (which the Company shall make a good-faith effort to do), the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities,” and Holder shall be subject to all the terms thereunder as a Holder (as defined in the Rights Agreement) of Registrable Securities as set forth in the Rights Agreement, as amended, including but not limited to the lock-up agreement in Section 1.17 of the Rights Agreement.

ARTICLE 4

MISCELLANEOUS

4.1                               Term: Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2                               Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3                               Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4                               Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).  No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

4.5                               Holder Investment Representations.  Holder makes the representations to the Company set forth in Exhibit A hereof in connection with the issuance of this warrant and the Shares (collectively, the “Securities”).

4.6                               No Rights as a Shareholder.  Except as expressly provided herein, nothing contained herein shall entitle the Holder to any rights as a shareholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose until the rights under this warrant shall have been exercised and the

Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

4.7                               Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case maybe, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Square 1 Bank

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Crowe Building

Durham, NC 27701

4.8                               Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.9                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.10                        Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

nLight Photonics Corporation

By:	/s/ David Schaezler
Name:	David Schaezler
Title:	CFO

[Signature Page to Warrant to Purchase Stock]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

Company:

nLight Photonics Corporation

By:
Name:
Title:

Holder:

Square 1 Bank

By:	/s/ Mike Griffin
Name:	Mike Griffin
Title:	SVP

[Signature Page to Warrant to Purchase Stock]